Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2017

ELYRIA, Ohio - (February 7, 2018) - Invacare Corporation (NYSE: IVC) today announced its financial results for the fourth quarter and year ended December 31, 2017.
Highlights for the Fourth Quarter 2017

•	Reported net sales increased 1.5% to $250.4 million compared to the fourth quarter 2016. Constant currency net sales(a) decreased 2.3% compared to the fourth quarter 2016.

•
Consolidated constant currency sequential net sales(b) decreased 1.2% compared to the third quarter 2017. Notably, North America/Home Medical Equipment (NA/HME) constant currency sequential net sales were flat.

•
Gross margin as a percentage of net sales decreased 60 basis points to 27.3% compared to the fourth quarter 2016, primarily as a result of inventory liquidation following previously announced 2017 plant transfers and year-end promotional activities.

•	Operating loss was $7.9 million, or $1.0 million greater than the fourth quarter 2016, primarily related to increased restructuring costs of $2.2 million.

•
GAAP loss per share was $0.54 and adjusted net loss per share(c) was $0.42. Both reflect a negative impact of $0.10 per share from restructuring costs and $0.06 per share of increased interest expense partially offset by a benefit of $0.05 per share related to U.S. tax reform legislation.

•
Free cash flow(d) was positive $20.6 million, which was a $31.1 million improvement compared to the fourth quarter 2016 and a $25.3 million improvement compared to the third quarter 2017. The current quarter benefited from strong improvements in working capital.

Highlights for the Full Year 2017

•	Reported net sales decreased 7.7% to $966.5 million compared to 2016. Excluding the divested Garden City Medical, Inc. (GCM), constant currency net sales decreased 5.2% compared to 2016.

•
Gross margin as a percentage of net sales increased 80 basis points to 27.9% compared to 2016, principally as a result of the strategic mix shift toward mobility and seating products and reduced freight costs partially offset by increased manufacturing costs.

•
Operating loss was $40.2 million, or $24.9 million greater than 2016. Excluding a $7.4 million gain on sale of the GCM business realized in the third quarter 2016, the operating loss increased by $17.6 million compared to 2016 primarily due to increased restructuring costs of $9.8 million and lower net sales.

•
GAAP loss per share was $2.34 and adjusted net loss per share was $1.93. Both reflect a negative impact of $0.36 per share from restructuring costs and $0.21 per share of increased interest expense partially offset by a benefit of $0.05 per share related to U.S. tax reform legislation.

•	Free cash flow usage was $40.0 million compared to usage of $66.7 million in 2016.
Additional 2017 Highlights

•
Following five years of quality systems remediation, the company successfully satisfied the requirements under the consent decree with the United States Food and Drug Administration (FDA) to resume full operations at Corporate and the Taylor Street manufacturing facility in Elyria, Ohio, effective July 24, 2017.

•
The company launched over ten new products, including the new Invacare® TDX® SP2 Power Wheelchair with LiNX® Technology and the Invacare® Platinum® Mobile Oxygen Concentrator with Connectivity. These two notable products signified the company's launch of product informatics that feature great benefits for both consumers and providers.

•
After several quarters of transformation work, NA/HME started to achieve constant currency sequential net sales growth in the third quarter 2017 compared to the second quarter 2017, which was largely the result of new product offerings and increased commercial effectiveness.

•
The company announced in 2017 approximately $23.4 million in expected annualized cost savings as a result of restructuring activities to streamline operations, drive efficiencies, and reshape the organization around its new business model.

Key Indicators of the Transformation(1)

(in millions USD)	Q4 17	Q4 16	$ Change	% Change
Net Sales	$250.4	$246.7	$3.6	1.5%
Constant Currency Net Sales	$241.0	$246.7	$(5.7)	(2.3)%
Gross Margin % of Net Sales	27.3%	27.9%		(60 bps)
Gross Profit	$68.3	$68.7	$(0.4)	(0.6)%
Constant Currency Selling, General & Administrative Expense (SG&A)(e)	$70.8	$74.5	$(3.7)	(5.0)%
Free Cash Flow	$20.6	$(10.6)	$31.1	294.6%
EBITDA(f)	$(3.9)	$(3.2)	$(0.7)	(22.7)%
(1)As previously disclosed, the key indicators of the transformation noted in this table are measures of progress used by the company as it moves through its three-phase transformation from a generalist durable medical equipment company toward one more focused on clinically complex products and solutions.

CEO Summary
Commenting on the company’s financial results for the fourth quarter and year ended December 31, 2017, Matthew E. Monaghan, chairman, president and chief executive officer, stated, “2017 was a tremendous year of progress in our transformation across the company. In quality milestones, we had a major step forward with the consent decree. As of July 24, 2017, we were able to sell without restrictions from our Elyria, Ohio power wheelchair manufacturing facility. We launched over ten new products, including two products that move Invacare into the world of informatics - the new Invacare® TDX® SP2 Power Wheelchair with LiNX® Technology and the Invacare® Platinum® Mobile Oxygen Concentrator with Connectivity. We also made significant investments to begin to resize our infrastructure around our new business model, as reflected in the reduction of SG&A expense. During the fourth quarter, we generated $20.6 million of free cash flow, which was driven by meaningful improvements in working capital, including the liquidation of inventory we had built up to facilitate our 2017 plant transfers. In 2017, Europe overcame foreign currency headwinds from the beginning of the year and delivered solid performance. Asia/Pacific demonstrated continued improvement. NA/HME continued to stabilize constant currency sequential net sales in the fourth quarter compared to the third quarter 2017 with growth in mobility and seating and respiratory products. The increase in respiratory sales was largely driven by promotional activities for our new portable oxygen concentrator that launched in October 2017. We have good momentum to build upon in 2018.”
Q4 17 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	Q4 17	Q4 16	Reported % Change	Constant Currency % Change	Q4 17	Q4 16	% Change
Europe	$144.1	$135.3	6.5%	(0.1)%	$9.0	$9.6	(6.0)%
NA/HME	79.4	85.2	(6.9)	(7.3)	(8.6)	(13.8)	38.0
IPG	13.8	14.7	(6.2)	(6.3)	1.3	1.2	2.2
Asia/Pacific	13.1	11.5	14.2	13.9	0.1	0.2	(17.8)
Europe - Compared to the fourth quarter 2016, the slight decline in constant currency net sales was driven primarily by respiratory products, partially offset by increases in mobility and seating products. Sequential net sales decreased 1.7% compared to the third quarter 2017, which is historically the strongest quarter for the Europe segment. Operating income decreased compared to the fourth quarter 2016 principally due to unfavorable manufacturing variances, including one-time costs related to the company's decision to move certain production from Sweden to France, and increased freight and warranty expenses. These factors were partially offset by favorable net sales mix.
North America/Home Medical Equipment (NA/HME) - Constant currency net sales decreased in all categories compared to the fourth quarter 2016, though mostly in lifestyle and respiratory products. Excluding consumer power products that were discontinued in the fourth quarter 2016, mobility and seating sales increased by 5.4% compared to the fourth quarter 2016. Sequential net sales were flat compared to the third quarter 2017 with growth in mobility and seating and respiratory products offset by declines in lifestyle products. Operating loss improved compared to the fourth quarter 2016 primarily related to lower SG&A and research and development expenses, as well as favorable manufacturing variances, partially offset by year-end promotional efforts. The SG&A decline was driven by reduced product liability expense and employment costs.
Institutional Products Group (IPG) - Constant currency net sales decreased compared to the fourth quarter 2016, primarily in bed products. Compared to the third quarter 2017, sequential net sales decreased 1.1%. The segment continued to work through its customer mix shift within the long-term care channel. Operating income increased due to reduced SG&A expense and favorable sales mix.
Asia/Pacific - Constant currency net sales increased in all product categories compared to the fourth quarter 2016, principally related to mobility and seating products. Compared to the third quarter 2017, sequential net sales decreased 3.6%. Operating income was down slightly as a result of unfavorable net sales mix offset by reduced research and development expenses.
Financial Condition
Key balances on the company's balance sheet and related metrics:

(in millions USD)	December 31, 2017	December 31, 2016	$ Change	% Change
Cash and cash equivalents	$176.5	$124.2	$52.3	42.1%
Working capital (1)	238.9	188.2	50.7	26.9
Total debt (2)	301.4	196.5	104.9	53.4
Long-term debt (2)	299.4	181.2	118.2	65.2
Total shareholders' equity	423.3	422.4	0.9	0.2
Credit agreement borrowing availability (3)	39.9	44.3	(4.4)	(9.9)

(1)	Current assets less current liabilities.

(2)	Long-term debt and total debt includes debt issuance costs recognized as a deduction from the carrying amount of debt liability and debt discounts classified as debt or equity.

(3)
Reflects the combined availability of the company's North American and European asset-based revolving credit facilities. The change in borrowing availability is due to changes in the calculated borrowing base.

In the fourth quarter 2017, the company generated $20.6 million of free cash flow compared to usage of $10.6 million in the fourth quarter 2016. Free cash flow in the fourth quarter 2017 was driven by reduced inventory and accounts receivable, and increased accounts payable.
The company's cash and debt balances increased compared to December 31, 2016 as a result of the net proceeds received from the issuance of convertible debt in the second quarter 2017. Total debt outstanding as of December 31, 2017 consisted of $270.0 million in convertible debt and $31.4 million of other debt, principally capital lease liabilities. Long-term debt as of December 31, 2017 included unamortized debt discount of $50.3 million and additional offset for debt fees of $7.7 million related to convertible debt issued in 2016 and 2017. The company had zero drawn on its revolving credit facilities as of December 31, 2017.
The company's cash conversion days(g) at December 31, 2017 were 67.1 days as compared to 81.9 days at September 30, 2017 and 63.6 days at December 31, 2016. The reduction in cash conversion days compared to third quarter 2017 benefited from reduced inventory levels and increased accounts payable as the result of the company's focus on improving working capital. The increase in cash conversion days compared to 2016 is primarily attributable to increased accounts receivable primarily from customer mix and sales growth.
As a result of the new U.S. tax reform legislation, the company recorded a non-cash tax benefit of $1.6 million related to the revaluation of net deferred tax liabilities in the fourth quarter 2017. The company provisionally does not expect to have a deemed repatriation transition tax liability. The company will provide a complete analysis of its tax liabilities in its Form 10-K filing in March 2018. At December 31, 2017, the company has a U.S. federal tax loss carryforward in excess of $280 million.

Outlook
The company has been executing a multi-year strategic transformation of its overall approach to quality, product mix, commercial execution, supply chain, and product development. Following the stabilization of net sales after several quarters of transformation work, the company anticipates continued improvement in the NA/HME segment. The company expects increased working capital to support growth, especially of NA/HME mobility and seating products, which would include investments in demonstration units and the working capital needed to support the extended quote-to-cash process for power wheelchairs. Also, the company will make additional restructuring and capital investments as it continues to reshape the business over the course of 2018.
As noted previously, the company is gradually applying the transformation to the Europe segment, which may slightly reduce the segment's net sales as it begins to shift its product mix toward more clinically valued, higher-margin products. Regarding the IPG segment, the company expects its new strategic selling approach in the capital selling environment to continue to take time to yield growth. In its pursuit of increased shareholder value, the company continues to prioritize its emphasis on a culture of quality excellence and achieving its long-term earnings potential.
Conference Call and Webcast
As previously announced, the company will provide a conference call and webcast on Thursday, February 8, 2018 at 8:30 AM ET for investors and other interested parties to review its fourth quarter 2017 financial results. Those wishing to participate in the live call should dial 888-490-2771, or for international callers 719-325-2359, and enter Conference ID 4425438. A simultaneous webcast of the call will be accessible at https://calltower.adobeconnect.com/invacare4q2017/event/registration.html. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.
A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 4425438 through February 15, 2018. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental warning letters or enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$250,351	$246,740	$966,497	$1,047,474
Cost of products sold	182,007	178,010	697,246	763,847
Gross Profit	68,344	68,730	269,251	283,627
Selling, general and administrative expenses	72,661	74,520	296,816	303,781
Gain on sale of business	—	—	—	(7,386)
Charges related to restructuring activities	3,301	1,148	12,274	2,447
Asset write-down to an intangible asset	320	—	320	—
Operating Loss	(7,938)	(6,938)	(40,159)	(15,215)
Net loss (gain) on convertible debt derivatives	957	1,014	3,657	(1,268)
Interest expense - net	6,701	4,589	22,434	15,610
Loss before Income Taxes	(15,596)	(12,541)	(66,250)	(29,557)
Income tax provision	2,066	5,099	10,291	13,299
Net Loss	$(17,662)	$(17,640)	$(76,541)	$(42,856)

Net Loss per Share—Basic	$(0.54)	$(0.54)	$(2.34)	$(1.32)

Weighted Average Shares Outstanding—Basic	32,834	32,432	32,752	32,471

Net Loss per Share—Assuming Dilution *	$(0.54)	$(0.54)	$(2.34)	$(1.32)

Weighted Average Shares Outstanding—Assuming Dilution	33,587	32,612	33,216	32,590
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE (c)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2017	2016	2017	2016
Net loss per share - assuming dilution*	$(0.54)	$(0.54)	$(2.34)	$(1.32)
Weighted average shares outstanding - assuming dilution	32,834	32,432	32,752	32,471
Net loss	(17,662)	(17,640)	(76,541)	(42,856)
Income tax provision	2,066	5,099	10,291	13,299
Loss before Income Taxes	(15,596)	(12,541)	(66,250)	(29,557)
Amortization of discount on convertible debt	2,717	1,645	8,811	5,454
Gain on sale of business	—	—	—	(7,386)
Asset write-down related to an intangible asset	320	—	320	—
Net loss (gain) on convertible debt derivatives	957	1,014	3,657	(1,268)
Adjusted Loss before Income Taxes	(11,602)	(9,882)	(53,462)	(32,757)
Adjusted income taxes	2,066	5,099	9,771	13,024
Adjusted Net Loss (h)	$(13,668)	$(14,981)	$(63,233)	$(45,781)

Weighted average shares outstanding - assuming dilution	32,834	32,432	32,752	32,471

Adjusted Net Loss per Share - Assuming Dilution(c) *	$(0.42)	$(0.46)	$(1.93)	$(1.41)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of the release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2017	2016	2017	2016
Net loss	$(17,662)	$(17,640)	$(76,541)	$(42,856)
Income tax provision	2,066	5,099	10,291	13,299
Interest expense - net	6,701	4,589	22,434	15,610
Net loss (gain) on convertible debt derivatives	957	1,014	3,657	(1,268)
Operating loss	(7,938)	(6,938)	(40,159)	(15,215)
Gain on sale of business	—	—	—	(7,386)
Asset write-down to an intangible asset	320	—	320	—
Depreciation and amortization	3,673	3,724	14,631	14,635
EBITDA(f)	$(3,945)	$(3,214)	$(25,208)	$(7,966)

"EBITDA" is a non-GAAP financial measure, which is defined at the end of the release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $26,803,000 and $113,926,000 for the three and twelve months ended December 31, 2017, respectively, and $28,640,000 and $133,183,000 for the three and twelve months ended December 31, 2016, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2017	2016	Change	2017	2016	Change
Revenues from external customers
Europe (1)	$144,052	$135,297	$8,755	$535,326	$534,801	$525
NA/HME (1)	79,351	85,219	(5,868)	320,818	402,914	(82,096)
IPG	13,804	14,711	(907)	59,472	64,413	(4,941)
Asia/Pacific	13,144	11,513	1,631	50,881	45,346	5,535
Consolidated	$250,351	$246,740	$3,611	$966,497	$1,047,474	$(80,977)

Operating income (loss)
Europe (1)	$8,996	$9,572	$(576)	$33,160	$34,122	$(962)
NA/HME (1)	(8,564)	(13,811)	5,247	(42,831)	(37,876)	(4,955)
IPG	1,267	1,240	27	5,839	5,693	146
Asia/Pacific	134	163	(29)	(27)	(1,436)	1,409
All Other	(6,150)	(2,954)	(3,196)	(23,706)	(20,657)	(3,049)
Charge related to restructuring activities	(3,301)	(1,148)	(2,153)	(12,274)	(2,447)	(9,827)
Asset write-down to an intangible asset	(320)	—	(320)	(320)	—	(320)
Gain on sale of business	—	—	—	—	7,386	(7,386)
Consolidated operating loss	(7,938)	(6,938)	(1,000)	(40,159)	(15,215)	(24,944)
Net (loss) gain on convertible derivatives	(957)	(1,014)	57	(3,657)	1,268	(4,925)
Net Interest expense	(6,701)	(4,589)	(2,112)	(22,434)	(15,610)	(6,824)
Loss before income taxes	$(15,596)	$(12,541)	$(3,055)	$(66,250)	$(29,557)	$(36,693)

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

(1) During the first quarter of 2017, a subsidiary, formerly included in the Europe segment, was transferred to the NA/HME segment as the subsidiary is managed by the NA/HME segment manager effective January 1, 2017. This restatement increased revenues from external customers by $1,474,000 and $5,212,000 and decreased operating loss by $38,000 and increased operating loss by $128,000 for the three and twelve months ended December 31, 2016, respectively, for NA/HME with an offsetting impact on Europe.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) as well as net sales further adjusted to exclude the impact of the sale of the GCM on September 30, 2016 which was not deemed a discontinued operation for financial reporting purposes. The current year functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended December 31, 2017 compared to three months ended December 31, 2016:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	6.5%	6.6%	(0.1)%
NA/HME	(6.9)%	0.4%	(7.3)%
IPG	(6.2)%	0.1%	(6.3)%
Asia/Pacific	14.2%	0.3%	13.9%
Consolidated	1.5%	3.8%	(2.3)%

Twelve months ended December 31, 2017 compared to twelve months ended December 31, 2016:

	Reported	Foreign Currency Translation Impact	Constant Currency
Europe	0.1%	(0.5)%	0.6%
NA/HME	(20.4)%	0.1%	(20.5)%
IPG	(7.7)%	—%	(7.7)%
Asia/Pacific	12.2%	1.8%	10.4%
Consolidated	(7.7)%	(0.1)%	(7.6)%

	Reported	Impact of GCM	Reported excluding GCM
NA/HME	(20.4)%	(5.7)%	(14.7)%
Consolidated	(7.7)%	(2.4)%	(5.3)%

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
NA/HME	(20.5)%	(5.6)%	(14.9)%
Consolidated	(7.6)%	(2.4)%	(5.2)%

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended December 31, September 30, June 30, and March 31, 2017, respectively, and net sales for the quarters ended December 31, September 30 and June 30, 2017, respectively, as translated at the foreign exchange rates for the quarter ended March 31, 2017 with each then compared to the most recent prior period's net sales (constant currency sequential net sales(b)).

	Q4 17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q4 17 at Q1 17 Foreign Exchange Rates	Q3 17 at Q1 17 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$144,052	$(12,999)	$131,053	$133,350	$(2,297)	(1.7)%
NA/HME	79,351	(301)	79,050	79,069	(19)	—
IPG	13,804	(15)	13,789	13,941	(152)	(1.1)
Asia Pacific	13,144	44	13,188	13,686	(498)	(3.6)
Consolidated	$250,351	$(13,271)	$237,080	$240,046	$(2,966)	(1.2)%

	Q3 17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q3 17 at Q1 17 Foreign Exchange Rates	Q2 17 at Q1 17 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$143,281	$(9,931)	$133,350	$126,226	$7,124	5.6%
NA/HME	79,516	(447)	79,069	77,791	1,278	1.6
IPG	13,975	(34)	13,941	15,335	(1,394)	(9.1)
Asia Pacific	14,134	(448)	13,686	12,114	1,572	13.0
Consolidated	$250,906	$(10,860)	$240,046	$231,466	$8,580	3.7%

	Q2 17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q2 17 at Q1 17 Foreign Exchange Rates	Q1 17 at Reported Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$128,485	$(2,259)	$126,226	$119,508	$6,718	5.6%
NA/HME	77,689	102	77,791	84,262	(6,471)	(7.7)
IPG	15,320	15	15,335	16,373	(1,038)	(6.3)
Asia Pacific	12,023	91	12,114	11,580	534	4.6
Consolidated	$233,517	$(2,051)	$231,466	$231,723	$(257)	(0.1)%

	Q4 17 at Q1 17 Foreign Exchange Rates	Q3 17 at Q1 17 Foreign Exchange Rates	Q2 17 at Q1 17 Foreign Exchange Rates	Q1 17 at Reported Foreign Exchange Rates	Q4 17 vs Q3 17 Sequential Growth %	Q3 17 vs Q2 17 Sequential Growth %	Q2 17 vs Q1 17 Sequential Growth %
Europe	$131,053	$133,350	$126,226	$119,508	(1.7)%	5.6%	5.6%
NA/HME	79,050	79,069	77,791	84,262	—	1.6	(7.7)
IPG	13,789	13,941	15,335	16,373	(1.1)	(9.1)	(6.3)
Asia Pacific	13,188	13,686	12,114	11,580	(3.6)	13.0	4.6
Consolidated	$237,080	$240,046	$231,466	$231,723	(1.2)%	3.7%	(0.1)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2017	December 31, 2016
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$176,528	$124,234
Trade receivables, net	125,615	116,307
Installment receivables, net	1,334	1,368
Inventories, net	121,933	135,644
Other current assets	31,504	31,519
Total Current Assets	456,914	409,072
Other Assets	97,576	29,687
Intangibles	30,244	29,023
Property and Equipment, net	80,016	75,359
Goodwill	401,283	360,602
Total Assets	$1,066,033	$903,743
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$90,566	$88,236
Accrued expenses	118,697	110,095
Current taxes payable	6,761	7,269
Short-term debt and current maturities of long-term obligations	2,040	15,261
Total Current Liabilities	218,064	220,861
Long-Term Debt	241,405	146,088
Other Long-Term Obligations	183,270	114,407
Shareholders’ Equity	423,294	422,387
Total Liabilities and Shareholders’ Equity	$1,066,033	$903,743

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (d)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided (used) by operating activities	$22,345	$(7,228)	$(31,022)	$(56,613)
Plus:
Sale of property and equipment	158	13	369	42
Less:
Purchases of property and equipment	(1,932)	(3,354)	(9,321)	(10,151)
Free Cash Flow(d)	$20,571	$(10,569)	$(39,974)	$(66,722)

Definitions of Non-GAAP Financial Measures

(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and twelve months ended December 31, 2017 and December 31, 2016, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) As used throughout this document, "constant currency sequential net sales" is a non-GAAP financial measure in which a given period's net sales are compared to the most recent prior period's net sales with each period's net sales translated at the foreign exchange rates for the quarter ended March 31, 2017. A table accompanying this release compares net sales for the three months ended December 31, 2017, September 30, 2017 and June 30, 2017 to the most recent prior quarter for each period, respectively, with all periods translated at the foreign exchange rates for the three months ended March 31, 2017. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.

(c) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(h) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.

(e) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.

(f) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gain on sale of business, asset write-down to an intangible asset and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included in this press release.

(g) Cash conversion days are equal to days in receivables plus days in inventory less days in accounts payable.

(h) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.7 million and $8.8 million pre-tax for the three and twelve months ended December 31, 2017, respectively, compared to $1.6 million and $5.5 million pre-tax for the three and twelve months ended December 31, 2016), gain on sale of business ($7.4 million for the twelve months ended December 31, 2016), asset write-down related to intangibles ($0.3 million for both the three and twelve months ended December 31, 2017) and net loss (gain) on convertible debt derivatives (net losses of $1.0 million and $3.7 million for the three and twelve months ended December 31, 2017, respectively, compared to a net loss of $1.0 million and a net gain of $1.3 million for the three and twelve months ended December 31, 2016, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. and certain other jurisdictions are in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. and certain other jurisdiction pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.